EXHIBIT 10.51

BUSINESS SUBLEASE

This agreement is signed and dated February 11, 2005.

Starting on March 1, 2005, Power Efficiency Corporation, a Delaware corporation headquartered at 3900 Paradise Road, Las Vegas, NV, will rent office and lab space at 7 Mayflower Place, Floral Park, New York 11001.

Power Efficiency Corporation will conduct laboratory experiments related to AC induction motors and conduct basic business functions at the facility.

The total rent per month for the use of the facility is $1,000.00 per month, due on the first day of each month. The $1,000.00 represents all rental payment necessary for the facilities, including use of internet access, telephones, and all utilities. In addition to the rent, Power Efficiency Corporation will pay Famair, Inc. a $1,000.00 deposit. This deposit is to be refunded after Power Efficiency Corp after Power Efficiency Corporation has moved out of the facility and paid all due rents.

The length of this agreement is open and will remain in effect on a month-to-month basis as long as each party agrees to the continuance of the agreement. If either party wished to terminate the agreement, they must notify, in writing, the other party of their intention to terminate the agreement. The termination of the agreement will take place 30 days after the written notification.

Agreed and Accepted:

Famair, Inc.	Power Efficiency Corp.

/s/ Imtiaz Mughal	/s/ John Lackland